EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Miller Energy Resources, Inc.:
We consent to the use of our reports dated July 15, 2013 with respect to the consolidated balance sheets of Miller Energy Resources, Inc. and subsidiaries as of April 30, 2013 and 2012, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended April 30, 2013, and the effectiveness of internal control over financial reporting as of April 30, 2013, incorporated by reference herein.
Our report dated July 15, 2013, on the effectiveness of internal control over financial reporting as of April 30, 2013, expresses our opinion that Miller Energy Resources, Inc. did not maintain effective internal control over financial reporting as of April 30, 2013 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to an insufficient complement of corporate accounting and finance personnel to consistently operate management review controls was identified and included in management’s assessment.

/s/ KPMG LLP
Knoxville, Tennessee
June 5, 2014